Exhibit 99.1

urban-gro Strengthens Balance Sheet

– Company eliminates $5.76 million of debt

– Well-positioned to access near-term growth opportunities and acquisitions to enhance offering of full turn-key indoor controlled environment agriculture solutions

Lafayette, CO (February 22, 2021) – urban-gro, Inc. (NASDAQ: UGRO) (“urban-gro” or the “Company”), a leading global horticulture company that engineers and designs commercial Controlled Environment Agriculture (“CEA”) facilities and integrates complex environmental equipment systems into these high-performance facilities, today announced it has extinguished more than 80% of its indebtedness through repayment of $5.76 million in debt. Following this payment, the Company’s total debt is approximately $1.0 million.

“urban-gro has made significant progress since the start of 2021. With the completion of our recent financing and Nasdaq listing, the Company is fundamentally stronger than ever and well-positioned to execute and drive shareholder value. Supported by our significant cash position, we have a robust strategy in place and a dedicated team ready to pursue market opportunities we see in the end markets we serve. Eliminating high-cost debt strengthens our balance sheet and equips us with greater free cash flow to unlock greater stakeholder value,” commented Bradley Nattrass, Chief Executive Officer and Chairman of urban-gro.

About urban-gro, Inc.

urban-gro, Inc. (NASDAQ: UGRO) is a leading engineering design and services company focused on the commercial horticulture market.  We engineer and design commercial Controlled Environment Agriculture (“CEA”) facilities and then integrate complex environmental equipment systems into these high-performance facilities.  Operating in the global market, our custom-tailored approach to design, procurement, and equipment integration provides a single point of accountability across all aspects of growing operations. Visit www.urban-gro.com to learn more.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2021. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Investor Relations Contact:

Jenene Thomas

Chief Executive Officer

JTC Team, LLC

T: 833.475.8247

investors@urban-gro.com

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